News	UNIT CORPORATION
8200 South Unit Drive, Tulsa, Oklahoma, 74132
Telephone 918 493-7700, Fax 918 493-7711

Contact:	Rene Punch
Investor Relations
(918) 493-7700
www.unitcorp.com

For Immediate Release
March 1, 2023

UNIT CORPORATION ANNOUNCES CEO TRANSITION
Tulsa, Oklahoma . . . Unit Corporation (OTCQX: UNTC) (Company) announced today that Philip B. Smith is stepping down as President and Chief Executive Officer of the Company effective March 31, 2023. Mr. Smith will continue to serve as Chairman of the Board of Directors (Board) of the Company. The Board has appointed current Director, Phil Frohlich, as interim Chief Executive Officer, effective April 1, 2023, until the Board names a successor. Mr. Frohlich has been a member of the Board since September 3, 2020. He is the founder and Managing Partner of Prescott Capital Management, the Company’s largest shareholder.
“The Board thanks Mr. Smith for his contributions and leadership as the Company’s President and CEO during the past two and a half years,” said Mr. Frohlich. “Mr. Smith’s oil and gas expertise and experience has been invaluable to the success of the Company. We are fortunate that he will remain as Chairman of the Board and continue to play an integral role in the Company’s future.”
Mr. Frohlich continued, “I am looking forward to serving as the Company’s interim CEO and continuing the Company’s goal of creating value for its shareholders by maximizing production while decreasing costs and being a good steward of the Company’s assets.”

“It has been a pleasure to serve as the Company’s President and CEO and I am looking forward to continuing to help guide the Company forward as Chairman of the Board,” said Mr. Smith. “I would like to thank our employees for their commitment to the Company.”
About Unit Corporation
Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
Forward-Looking Statements
This press release has forward-looking statements within the meaning of the Private Securities Litigation Reform Act. All statements, other than statements of historical facts, included in this release that address activities, events, or developments that the Company expects, believes, or anticipates will or may occur are forward-looking statements. Several risks and uncertainties could cause actual results to differ materially from these statements, including changes in oil and natural gas prices, changes in the Company’s reserves estimates or its value thereof, the level of activity in the oil and natural gas industry and other risk factors described in the Company's publicly available SEC reports. The Company assumes no obligation to update publicly such forward-looking statements, whether because of new information, future events, or otherwise.

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